UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 22, 2025

iPower Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-40391	82-5144171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8798 9th Street

Rancho Cucamonga, CA 91730

(Address Of Principal Executive Offices) (Zip Code)

(626) 863-7344

(Registrant’s Telephone Number, Including Area Code)

___________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.001 per share	IPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2025, iPower Inc., a Nevada corporation (the “Company”), received notice that Kevin Vassily, the Company’s Chief Financial Officer, is resigning, effective May 30, 2025, to pursue another opportunity. Mr. Vassily’s resignation was not due to any disagreements with the Company relating to the Company’s operations, policies or practices. Effective May 31, 2025, the Company’s Chief Executive Officer, Chenlong Tan, will serve as Interim Chief Financial Officer. Mr. Tan will not receive any additional compensation for serving as Interim Chief Financial Officer. After his resignation, Mr. Vassily will serve as a consultant to the Company for a one month period beginning June 1, 2025 to assist in the transition and the search for a full time replacement. In exchange for his consulting services, Mr. Vassily will receive $20,000 in remuneration and reimbursement for documented travel and incidental expenses, if any.

Mr. Tan, age 42, cofounded the Company in 2018 and is the Chairman, Chief Executive Officer and President. He has held the position of Chief Executive Officer since April 2018 and assumed the positions of Chairman, President and Interim Chief Financial Officer in January 2020. Mr. Tan previously held the position of Interim Chief Financial Officer until January 2021. From 2010 until 2018, Mr. Tan was the cofounder, Chief Executive Officer and Chief Information Officer at our predecessor, BizRight LLC, where he built the business from the ground up to achieve $20 million in sales through data driven development. From 2002 until 2010, Mr. Tan served as a Solution Architect and Senior Software Engineer at various companies, where he took a lead role, managing consultants, business architects and project managers, in working with healthcare companies in completing scoping requirements, solution gathering and project management, among other things. Mr. Tan received his B.Sc. at the University of Auckland in New Zealand, where he graduated with honors.

During the last two fiscal years, the Company engaged in the following related party transactions, as defined by Item 404(a) of Reg. S-K under the Securities Act of 1933, as amended, with Mr. Tan:

•	On April 27, 2021, Mr. Tan agreed to reimburse us for any judgments, fines and amounts paid or actually incurred by the Company or an indemnitee in connection with such legal action or in connection with any settlement agreement entered into by the Company or an indemnitee up to a maximum of $3.5 million in the aggregate, with the sole source of funding of such reimbursement to come from sales of shares then owned by Mr. Tan, against any damages that the Company may owe Boustead Securities, LLC (“Boustead”) or the underwriters, should Boustead be successful in any action against the Company related to the Company’s initial public offering. On June 18, 2024, Mr. Tan, along with co-founder and stockholder Allan Huang, satisfied this obligation by returning a total of 541,667 shares to the Company’s treasury, to reimburse the Company for a $1.3 million settlement with Boustead.

•	During the period ended June 30, 2024, the Company started selling products through MII Strategy Inc. (“MII”), a company owned by Mr. Tan. For the year ended June 30, 2024, the amount sold through MII was $95,376. As of June 30, 2024, the total amount due from MII was $56,406.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPOWER, INC.
Dated: May 23, 2025
	By:	/s/ Chenlong Tan
	Name:	Chenlong Tan
	Title:	Chief Executive Officer

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